Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ICF International, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ICF International, Inc. on Forms S-8 (File No. 333-137975, effective October 13, 2006, File No. 333-142265, effective April 20, 2007 and File No. 333-150932, effective May 15, 2008).

/s/ Grant Thornton LLP

McLean, Virginia

March 12, 2009